UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2013

GOLD AND GEMSTONE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54700	98-0642269
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2144 Whitekirk Way, Draper, Utah	84020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(801) 882-1179

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into Material Definitive Agreement

Effective January 25, 2013, we entered into an investment agreement with Deer Valley Management, LLC whereby Deer Valley Management will provide for a non-brokered financing arrangement of up to $5,000,000. The financing allows, but does not require us to issue and sell up to the number of shares of common stock having an aggregate purchase price of $5,000,000 to Deer Valley Management. Subject to the terms and conditions of the financing agreement and a registration rights agreement, we may, in our sole discretion, deliver a notice to Deer Valley Management which states the dollar amount which we intend to sell to Deer Valley Management on a certain date. The maximum amount that we shall be entitled to sell to Deer Valley Management shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed 4.99% of the outstanding shares of our company. Deer Valley Management will purchase our common stock valued at a 22.5% discount from the weighted average price for the three (3) lowest closing bid prices during ten (10) consecutive trading days or the previous closing bid price, whichever is less, prior to delivery and receipt of our capital request. The shares that we sell to Deer Valley Management must be registered stock, among other conditions of investment.

In connection with the investment agreement, we also entered into a registration rights agreement with Deer Valley Management dated January 25, 2013, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within twenty-one (21) days of the date of the registration rights agreement.

The foregoing descriptions of the Investment Agreement and Registration Rights Agreement are qualified in their entirety by reference to the provisions of the Investment Agreement and Registration Rights Agreement filed as exhibits 10.1 and 10.2 to this Current Report on the Form 8-K, respectively, which are incorporated by reference.

Item 9.01         Financial Statements and Exhibits

10.1	Registration Rights Agreement with Deer Valley Management, LLC dated January 25, 2013.

10.2	Investment Agreement with Deer Valley Management, LLC dated January 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD AND GEMSTONE MINING INC.

Charmaine King
Charmaine King
President and Director

Date: March 11, 2013